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                         CERTIFICATE OF INCORPORATION
                                      OF
                              JUST FOR FEET, INC.


                                      I.

    The name of the Corporation is Just For Feet, Inc.

                                      II.

    The street address of the registered office of the Corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Corporation at such office is The Corporation Trust Company.

                                     III.

    The Corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time, including, without limitation, all powers necessary or appropriate to carry out all those acts and activities in which it may lawfully be engaged.

                                      IV.

    The Corporation shall have authority to issue 75,000,000 shares of capital stock, which shall be divided into two classes with the following designations, preferences, limitations and relative rights:

        (A) Common Stock. One class shall consist of 70,000,000 shares of common stock having a par value of $.0001 per share, designated "Common Stock."

        (B) Preferred Stock. One class shall consist of 5,000,000 shares of preferred stock having a par value of $.0001 per share, designated "Preferred Stock." The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
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                                      V.

    The name and mailing address of the Incorporator of the Corporation is:


                     NAME                            ADDRESS
                     ----                            -------

          Arthur Jay Schwartz, Esq.          Suite 3100, Promenade II
                                             1230 Peachtree Street, N.E.
                                             Atlanta, Georgia 30390-3592

                                      VI.

    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article VI shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (as in effect and as hereafter amended) or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of any inconsistent provision.

                                     VII.

    Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                     VIII.

    (A) The board of directors, pursuant to the terms of this Article VIII, may amend or repeal any provision of the Bylaws of the Corporation or adopt any new Bylaw, unless the shareholders have adopted, amended or repealed a particular Bylaw provision and, in doing so, have expressly reserved to the shareholders the right of amendment or repeal therefor. The Board of Directors may adopt, amend, alter or repeal the Bylaws of the Corporation only by the vote of a majority of the entire Board.

    (B) The stockholders of the Corporation have the right, in accordance with the voting requirements set forth in this Article VIII(B), to amend or repeal any provision of the Bylaws of the Corporation, or to adopt new Bylaw provisions, even though such provisions may also be adopted, amended or repealed
by the Board.   Except as may otherwise specifically be required by law, the affirmative vote of the holders of not less than seventy-five percent (75%) of the total number of

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votes entitled to be cast by the holders of all of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required for the stockholders to adopt, amend, alter or repeal any provision of the Bylaws of the Corporation.

                                      IX.

    Stockholders of the Corporation shall take action only by annual or special meetings duly held in accordance with Section 211 of the Delaware General Corporation Law and the Bylaws of the Corporation. Stockholders may not take any action by written consent in lieu of a meeting.

                                      X.

    Special meetings of the stockholders of the Corporation may be called at any time and only by a majority of the Board of Directors.

                                      XI.

    Notwithstanding any other provisions of this Certificate or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate or the Bylaws of the Corporation), the affirmative vote of the holders of at least seventy-five percent (75%) of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate inconsistent with, the provisions set forth in Articles VI, VII, VIII, IX and X and this Article XI.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 17th day of April, 1998.



                                /s/ Arthur Jay Schwartz
                                ------------------------
                                Arthur Jay Schwartz
                                Incorporator

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